Exhibit 21
    DOLLAR GENERAL CORPORATION

    List of Subsidiaries

    Name of Subsidiary                 State of Organization
    Dolgencorp, Inc.                   Kentucky
    Dolgencorp, Inc. of Texas          Kentucky
    Dade Lease Management, Inc.        Florida
    Dollar General Indiana Partners    Kentucky